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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*


                          ENTERTAINMENT BOULEVARD, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    29381A105
                       ----------------------------------
                                 (CUSIP Number)


                                  June 20, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No. 29381A105
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     WILFRED L. VON DER AHE, JR.
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
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 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S.A.
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 Number of Shares             (5) Sole Voting Power
 Beneficially                       3,300,500
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    3,300,500
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,258,500
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     13.78%
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(12) Type of Reporting Person (See Instructions)
     IN
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Statement filed pursuant to Rule 240.13d-1(c)

ITEM 1.

    (a)   Name of Issuer
          ENTERTAINMENT BOULEVARD INC.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          12910 CULVER BLVD. SUITE I, LOS ANGELES, CA 90066
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
          WILFRED L. VON DER AHE, JR.
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          2964 TRIANGLE ROAD, MARIPOSA, CA 95338
          ---------------------------------------------------------------------
    (c)   Citizenship
          USA
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          COMMON
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          29381A105
          ---------------------------------------------------------------------

ITEM 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the filing person is a:

     (a) / / Broker or dealer registered under section 15 of the Act.

     (b) / / Bank as defined in section 3(a)(6) of the Act.

     (c) / / Insurance company as defined in section 3(a)(19) of the Act.

     (d) / / Investment company registered under section 8 of the Investment Company Act of 1940.

     (e) / / An investment adviser in accordance with section
             240.13d-1(b)(1)(ii)(E).

     (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

     (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

     (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

     (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).





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ITEM 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

     Mr. Von Der Ahe is the beneficial owner of 3,258,500 shares as sole trustee of the Wilfred L. Von Der Ahe, Jr. Family Trust. Mr. Von Der Ahe is the sole trustee of the David Joshua Von Der Ahe Minority Trust which is the beneficial owner of 24,000 shares. Mr. Von Der Ahe is the sole trustee of the Katherine Jill Von Der Ahe Minority Trust which is the beneficial owner of 18,000 shares. Mr. Von Der Ahe disclaims beneficial ownership of the 42,000 shares beneficially owned by his childrens' trusts.
-------------------------------------------------------------------------------

    (b) Percent of class:
        13.78%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              3,300,500
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              3,300,500
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------


ITEM 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.


ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person.

         See Item 4 above.


ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being reported on By the Parent Holding Company.

         Not applicable.





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ITEM 8.  Identification and Classification of Members of a Group.


         Not applicable.


ITEM 9.  Notice of Dissolution of a Group.

         Not applicable.


ITEM 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   July 19, 2000
                                       ----------------------------------------
                                                        Date

                                            /s/ WILFRED L. VON DER AHE, JR.
                                       ----------------------------------------
                                                      Signature